Exhibit 5.2

[Goodwin Procter LLP letterhead]

March 2, 2026

Gaming and Leisure Properties, Inc.

GLP Capital, L.P.

GLP Financing II, Inc.

845 Berkshire Blvd.

Wyomissing PA, 19610

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File Nos. 333-286909, 333-286909-01 and 333-286909-02) (as amended or supplemented, the “Registration Statement”) on May 1, 2025 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer of, among other securities, (i) debt securities (the “Debt Securities”) of GLP Capital, L.P. (the “Operating Partnership”), a Pennsylvania limited partnership, and GLP Financing II, Inc., a Delaware corporation (together with the Operating Partnership, the “Issuers”) and (ii) the guarantee of the Debt Securities (the “Guarantee”) by Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Guarantor”). The Registration Statement became effective upon filing with the Commission on May 1, 2025.

Reference is made to our opinion letter dated May 1, 2025 and included as Exhibit 5.2 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on February 25, 2026 by the Issuers and the Guarantor with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Issuers of $800.0 million aggregate principal amount of Debt Securities in the form of 5.625% senior notes due 2036 (the “Notes”) and the Guarantee of the Notes by the Guarantor (the “Note Guarantee”).

The Notes and the Note Guarantee are being sold to the several underwriters named in, and pursuant to, an underwriting agreement dated February 25, 2026, by and among the Issuers, the Guarantor and Wells Fargo Securities, LLC, Truist Securities, Inc., Citizens JMP Securities, LLC and Fifth Third Securities, Inc., as representatives of the several underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Issuers and the Guarantor.

We refer to the Seventeenth Supplemental Indenture, which is anticipated to be dated on or about March 4, 2026 and entered into by the Issuers, the Guarantor and Computershare Trust Company, N.A. (the “Trustee”), as successor to Wells Fargo Bank, National Association, as trustee (the “Indenture Trustee”), establishing the terms of the Notes and the Note Guarantee, in a form consistent with that authorized by the Issuers and the Guarantor (the “Seventeenth Supplemental Indenture”). The Seventeenth Supplemental Indenture will amend and supplement the Indenture, dated as of October 30, 2013, by and among the Issuers, the Guarantor and the Indenture Trustee (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of March 28, 2016, by and among the Issuers, the Guarantor and the Indenture Trustee (together with the Base Indenture, the “Indenture”). We refer to the Indenture, as amended and supplemented by the Seventeenth Supplemental Indenture as the “Notes Indenture”.

We refer to the Notes Indenture, the Notes and the Note Guarantee as the “Subject Documents”.

In our examination of the Subject Documents and other documents relevant to the opinions set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity and completeness of all Subject Documents submitted to us as originals, (iv) the conformity to originals of any Subject Documents submitted to us as copies or by facsimile or other means of electronic transmission and (v) the truth, accuracy and completeness of information, representations and warranties contained in the Subject Documents. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and action by governmental agencies covered by this opinion letter, unless a reported decision of a court in the relevant jurisdiction has held otherwise.

The opinions set forth below are limited to the Delaware General Corporation Law and the law of New York.

We have assumed that the Guarantor and the Operating Partnership, which are not formed in Delaware, are each validly existing and in good standing and have each duly authorized, executed and delivered the Note Guarantee and the Notes, as applicable, and the Notes Indenture under the law of the jurisdiction where they were incorporated and formed, respectively. These matters are addressed in the opinion letter of Polsinelli PC, which has been separately provided to you.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

(1) Upon the due execution and delivery of the Seventeenth Supplemental Indenture by each of the parties thereto and the execution, authentication and issuance of the Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the Notes Indenture, the Notes will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

(2) Upon the due execution and delivery of the Seventeenth Supplemental Indenture by each of the parties thereto, the execution, authentication and issuance of the Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the Notes Indenture and the execution and issuance of the Note Guarantee in accordance with the terms of the Notes Indenture, the Note Guarantee will be a valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms.

The opinions set forth above are subject to the following additional qualifications:

(i) Our opinions set forth above as to enforceability are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

(ii) Without limiting the qualification in clause (i) above, we express no opinion with respect to: (a) the Guarantor being primarily liable rather than liable as a surety; (b) the waiver of modifications of any guaranteed obligation to the extent such modifications constitute a novation; or (c) the election of remedies that may impair the subrogation or reimbursement rights of any Guarantor against the principal obligor or otherwise prejudice the Guarantor without its consent.

(iii) We express no opinion with respect to any provision of any of the Subject Documents relating to: (a) non-reliance, exculpation, disclaimer, limitation of liability, indemnification, contribution, waiver, limitation or exclusion of remedies; (b) liquidated damages, forfeitures, default interest, late charges, make-whole premiums, payment of attorneys’ fees, collection upon acceleration of amounts that might be determined to constitute unearned interest thereon, or other economic remedies, in each case to the extent it constitutes a penalty or is prohibited by law; (c) concepts of materiality, reasonableness, good faith, fair dealing or unconscionability; (d) governing law (except for the enforceability of any provision choosing New York law as a Subject Document’s governing law pursuant to the statutes referred to in paragraph (iv) below); (e) the waiver of the right to trial by jury or of usury, stay, extension and similar laws; (f) rights or remedies not being exclusive, not preventing the concurrent assertion of any other right or remedy, being cumulative and exercisable in addition to any other right and remedy, or any delay or omission to exercise any right or remedy not impairing any right or remedy or not constituting a waiver thereof; (g) any obligation or agreement to use best efforts, reasonable best efforts or commercially reasonable efforts; (h) any requirement that a party take further action or enter into further agreements or instruments or provide further assurances; (i) any requirement that amendments or waivers be in writing insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (j) service of process by any method not provided for under applicable statute or court rule; and (k) the severability of any provisions to the foregoing effect to the extent such provisions are unenforceable.

(iv) To the extent that any opinion above relates to the enforceability of the choice of New York law, selection of a New York forum or exclusive jurisdiction provisions in any of the Subject Documents, that opinion is given solely in reliance on N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2010) and N.Y. CPLR 327(b) (McKinney 2010) and is subject to the qualifications that enforceability may be limited by public policy or other considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and by constitutional limitations.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Guarantor’s Current Report on Form-8-K, filed with the Commission on March 2, 2026, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP